Exhibit 99.1

Ally Financial announces redemption of trust preferred securities and junior debentures

DETROIT, September 15, 2021 — Ally Financial Inc. (NYSE: ALLY) announced today that GMAC Capital Trust I, a subsidiary trust of Ally (the “Trust”), is redeeming (i) 7,650,000 units of its 8.125% Fixed Rate/Floating Rate Trust Preferred Securities, Series 2 (CUSIP No. 361860208) (the “TRUPS”) (constituting all of the outstanding TRUPS) at a par price of $25.00 per unit, plus accrued interest payable from August 16, 2021, through the redemption date (which will be based on an annual rate equal to three-month LIBOR, determined as of August 12, 2021, or 0.12475%, plus 5.785%), and (ii) 229,500 units of its 8.125% Fixed Rate/Floating Rate Common Securities, Series 2 (the “Common Securities”) (constituting all of the outstanding Common Securities) at a par price of $25.00 per unit, plus all accrued and unpaid distributions thereon through the redemption date. Ally is also redeeming 7,879,500 units of its 8.125% Fixed Rate/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2040 (the “Debentures” and, together with the TRUPS and Common Securities, the “Securities”) (constituting all of the outstanding Debentures) held by the Trust at a par price of $25.00 per unit, plus all accrued and unpaid dividends through the redemption date. The Trust’s redemption of the called TRUPS and Common Securities will occur concurrently with Ally’s redemption of the called Debentures, all of which are held by the Trust. The proceeds from the redemption of the called Debentures will be applied to redeem the called TRUPS and Common Securities.

The redemption date will be October 15, 2021, for the Securities called for redemption. Securities held through the Depositary Trust Company (“DTC”) will be redeemed according to the applicable procedures of DTC. Pursuant to the procedures of DTC, securities held through DTC will no longer be freely tradeable following the delivery of the notice of redemption to DTC. After the redemption date, interest and distributions, as applicable, on the Securities called for redemption will cease to accrue.

The notice of redemption and related materials were delivered today to registered holders of record of the Securities. Questions relating to, and requests for additional copies of, the notice of redemption and related materials should be directed to the trustee for the Securities, The Bank of New York Mellon, 240 Greenwich Street – Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

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Contact:

Jillian Palash

Ally Communications (Media)

704-644-6201

jillian.palash@ally.com

Daniel Eller

Ally Investor Relations

704-444-5216

daniel.eller@ally.com